                                                                   Exhibit 3.1


                             ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION
                                      OF
                           ABLE TELCOM HOLDING CORP.
                  ------------------------------------------

                      Pursuant to Section 607.0602 of the
                       Florida Business Corporation Act
                  ------------------------------------------

      Pursuant to Section 607.0602 of the Florida Business Corporation Act (the "FBCA"), Able Telcom Holding Corp. (the "Corporation") hereby adopts the following Amendment to its Articles of Incorporation (the "Amendment"):

      1.    The name of the Corporation is Able Telcom Holding Corp.

      2. The Amendment set forth below was duly adopted on December 13, 1996 by the Board of Directors pursuant to a special meeting, duly called and held in accordance with Section 607.0820 of the FBCA.

      3. This Amendment to the Corporation's Articles of Incorporation shall amend Article III in its entirety as follows:

                                  Article III

      The number of shares of stock that this Corporation is authorized to have outstanding at any one time is:

      TWENTY-SIX MILLION (26,000,000) SHARES CONSISTING OF TWENTY-FIVE MILLION (25,000,000) SHARES OF COMMON STOCK HAVING A PAR VALUE OF ONE TENTH OF A CENT ($.001) AND ONE MILLION (1,000,000) SHARES OF PREFERRED STOCK (ONE THOUSAND TWO HUNDRED (1,200) SHARES OF WHICH SHALL BE DESIGNATED "SERIES A CONVERTIBLE PREFERRED STOCK") HAVING A PAR VALUE OF TEN CENTS ($.10) PER SHARE.

      The Board of Directors of the Corporation, by resolution, shall establish the rights, privileges, vote, liquidation preference, series, convertibility, dividend (whether cumulative or non-cumulative), and redemption provisions of the Preferred Stock (other than Series A Convertible Preferred Stock, the rights, privileges, vote, liquidation preference, series, convertibility, dividend (whether cumulative or non-cumulative) and redemption provisions for which are set forth below).

      The holders of the Preferred Stock shall be entitled to dividends thereon at the rate established by the Board of Directors (except for dividends on Series A Convertible Preferred Stock, the rate for which is set forth below). All remaining profits which the Board of Directors may determine to apply in payment of dividends shall be distributed among the holders of Common Stock exclusively, except as may otherwise be set forth below. Except as otherwise set forth below with respect to Series A Convertible Preferred Stock, upon dissolution, whether voluntary or involuntary, the holders of Preferred Stock shall first be entitled to receive, out of the net assets of the Corporation, the liquidating value established by the Board of Directors, of their shares plus unpaid accumulated dividends and any other distributions declared thereon, without interest.

      A.  SERIES A CONVERTIBLE PREFERRED STOCK

      1. Designation and Amount. The shares of such series shall be designated "Series A Convertible Preferred Stock" (herein referred to as "Series A Preferred Stock"), having a par value per share equal to $.10, and the number of shares constituting such series shall be 1,200.

      2.    Dividend Provisions.

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



            (a) Dividends Payable. Cumulative dividends ("Dividends") on the Series A Preferred Stock shall accrue at an annual rate of 5.0% of the Liquidation Preference (as defined below) per share (such rate subject to ratable adjustment in the event of any stock split or combination and to an equitable adjustment in the event of a reclassification or other similar event), subject to the remaining terms and conditions of this subsection. Dividends shall accrue, whether or not declared, on each share of Series A Preferred Stock from December 20, 1996 (the "Purchase Date") through the date on which such dividends are paid and shall be payable in cash or through a dividend of additional shares of Series A Preferred Stock (as more fully described below), at the Corporation's option, quarterly in arrears, on each March 20, June 20, September 20 and December 20 following the date on which the shares of Series A Preferred Stock are issued for so long as any shares of Series A Preferred Stock shall be outstanding. Shares of Series A Preferred Stock to be issued as stock dividends shall be issued at a price per share equal to the Liquidation Preference.

            (b) Cash Dividends. In case the Corporation at any time or from time to time shall declare, order, pay or make a cash dividend on the Nonpreferred Stock (as defined below) of the Corporation, the Board of Directors shall, at the same time or times declare, order, pay and make a cash dividend on each share of Series A Preferred Stock in an amount equal to the product of the amount of such dividend declared, ordered, paid or made on each share of Nonpreferred Stock, multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible on the record date for such action.

            (c) Other Distributions. In case the Corporation at any time or from time to time shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on its Nonpreferred Stock, other than a dividend payable in cash or shares of the Corporation's Nonpreferred Stock, then the Board of Directors shall, at the same time or times, declare, order pay and make a dividend or other distribution on each share of Series A Preferred Stock which is equivalent to such dividend or other distribution declared, ordered, paid or made on each share of Nonpreferred Stock, multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible on the record date for such action. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, order, pay or make any such dividend or other distribution unless it likewise declares, orders, pays or makes such dividend or other distribution on all shares of Nonpreferred Stock.

            (d) Limitation on Distributions. No deposit, payment, dividend or distribution of any kind shall be made with respect to the Nonpreferred Stock unless all accumulations of dividends payable on the Series A Preferred Stock shall have been paid. So long as any Series A Preferred Stock shall remain outstanding, no dividend or other distribution (except in Junior Shares (as defined below)) shall be paid or made on the Nonpreferred Stock of the Corporation (except in accordance with subsections (b) and (c) of this Section
2) or on other Junior Shares of the Corporation and no share of Nonpreferred Stock or other Junior Shares shall be purchased or otherwise acquired by the Corporation or any subsidiary of the Corporation.

            Subject to the above limitations, dividends may be paid on the Nonpreferred Stock out of any funds legally available for such purpose when and as declared by the Board of Directors, provided that dividends are also paid on the Series A Preferred Stock in accordance with this Section 2.

            (e)   Certain Definitions.

      As used in this Section 2 and elsewhere in these Articles of Amendment, unless the context otherwise requires:

                  (i) The term "business day" shall mean any day on which the New York Stock Exchange and commercial banks in New York and Florida are open for business.

                  (ii) The term "Common Stock" shall mean the Corporation's authorized Common Stock, $.001 par value, as constituted on the Purchase Date, and any stock into which such Common Stock may thereafter be changed, and shall also include stock of the Corporation of any class, which is not preferred as to dividends or assets over any other class of stock of the Corporation issued to the holders of shares of Common Stock upon any reclassification thereof.

                  (iii) The term "Control Transaction" shall have the meaning set forth in subsection 8(a)(ii) below.

                  (iv) The term "Junior Shares" shall mean any class or series of stock junior to the Series A Preferred Stock as to dividends or distribution of assets upon liquidation or otherwise.

                  (v) The term "Liquidation Event" shall mean the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

                  (vi) The term "Nonpreferred Stock" shall mean the Common Stock and shall also include stock of the Corporation of any other class that has no preference as to dividends or distributions of assets, upon liquidation or otherwise, over any other class of stock of the Corporation and that is not subject to redemption.

      3.    Liquidation Preference.

            (a) In the event of any Liquidation Event, the holders of Series A Preferred Stock shall be entitled to receive, prior to and in preference of any distribution of any of the assets of this Corporation to the holders of Nonpreferred Stock and other Junior Shares by reason of their ownership thereof, an amount per share equal to the sum of (i) $6,000 for each outstanding share of Series A Preferred Stock (the "Liquidation Preference") and (ii) all accumulations of unpaid dividends and other distributions on each share of Series A Preferred Stock. If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such Series A Preferred Stock owned by each such holder.

            (b) After the distribution in subsection 3(a) has been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Junior Shares in accordance with their respective rights thereto and the holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution of the assets of the Corporation.

      4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a)   Optional Conversion.

                  (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time following April 30, 1997, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference per share by the lesser of the Fixed Conversion Price (as defined below) or the Floating Conversion Price (as defined below) in effect at the time of conversion. The lesser of the Fixed Conversion Price or the Floating Conversion Price, as applicable at any given time, is hereinafter referred to as the "Conversion Factor." The Conversion Factor for the Series A Preferred Stock shall be subject to adjustment as set forth in this Section 4.

                  (ii) For purposes hereof, the following definitions shall apply:

                        (A)   The "Fixed Conversion Price" is $9.82.

                        (B) The "Floating Conversion Price" shall be determined by application of the applicable percentage discount, as set forth below, to the average closing bid price of a share of the Common Stock on the Nasdaq National Market, or other principal securities market on which its Common Stock is traded, for the three trading days immediately preceding the date of the Conversion Notice (as defined below) or, in the case of a redemption pursuant to Section 8 hereof, the Redemption Notice (as defined below) (or, if the Common Stock is not traded or listed on the Nasdaq National Market or any other principal securities market, the average of the closing bid price in the over-the-counter market on such days as reported by Nasdaq or any comparable system, or if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose). The applicable discount shall be determined pursuant to the following table:

           Conversion or
           Redemption Notice                             Percentage
           Received By:                         Discount

            May 20, 1997                                 10.0
            June 20, 1997                                12.5
            July 20, 1997                                12.5
            August 20, 1997                     15.0
            September 20, 1997                           15.0
            October 20, 1997                             17.5
            November 20, 1997                            17.5
            December 20, 1997 and thereafter    20.0

            (b) Upon any conversion of Series A Preferred Stock, payment shall be made by the Corporation to each holder of the Series A Preferred Stock so converted on account of dividends and other distributions accrued but unpaid on the Series A Preferred Stock.

            (c) Mechanics of Conversion. If the holder of shares of Series A Preferred Stock desires to exercise the right of conversion described in subsection 4(a), he shall give written notice to the Corporation (a "Conversion Notice") of his or its election to convert a stated number of shares of Series A Preferred Stock (the "Conversion Shares") into shares of Common Stock (provided, however, that the number of Conversion Shares must in all events be sufficient to result in the issuance of at least 1,000 shares of Common Stock), and immediately upon delivery of the Conversion Notice by the holder, the holder shall deliver to the Corporation a facsimile of the certificate or certificates representing the Conversion Shares, and concurrently therewith shall send the original certificate or certificates to the Corporation's transfer agent via overnight courier. The Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. Notwithstanding the foregoing, the Corporation shall not be required to issue any certificates to any person other than the holder thereof unless the transaction is covered by an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act") or unless the Corporation has obtained reasonable assurance that such transaction is exempt from the registration requirements of the 1933 Act, and all applicable state securities laws, including, if necessary in the reasonable judgment of the Corporation or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Corporation. Notwithstanding the foregoing, such opinion would not be required if the shares of Common Stock could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the 1933 Act (unless such opinion is required by the Corporation's transfer agent). Promptly, but in no event later than three (3) trading days after the receipt of the Conversion Notice and subject to the Corporation's verification of its transfer agent's receipt of the original certificate or certificates representing the Conversion Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Conversion Shares or his nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Conversion Shares. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date the Corporation received the Conversion Notice, and shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on such date.

            (d) Conversion  Limit.  Notwithstanding  anything  contained in this
Section 4 to the contrary, a holder of shares of Series A Preferred Stock may not convert a number of shares of Series A Preferred Stock that would result in such holder beneficially owning shares of Common Stock in excess of 4.99% of the Corporation's then outstanding Common Stock upon such conversion; provided, however, that the limitation described in this subsection 4(d) shall not prevent a holder's conversion of shares of Series A Preferred Stock at any other time that does not result in the holder exceeding such limit.

            (e)   Conversion Factor Adjustments.

                  (i) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Nonpreferred Stock or the determination of holders of Nonpreferred Stock entitled to receive a dividend or other distribution payable in additional shares of Nonpreferred Stock, then, as of such record date (or, if no record date is fixed, as of the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend, distribution, split or subdivision), the Fixed Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not fix a record date for, or effect, such a dividend, distribution, split or subdivision on any shares of Nonpreferred Stock unless it likewise fixes a record date for, or effects such a dividend, distribution, split or subdivision on all shares of Nonpreferred Stock.

                  (ii) If the number of shares of Nonpreferred Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Nonpreferred Stock, then following such combination, the Fixed Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not combine any shares of Nonpreferred Stock unless it likewise combines all shares of Nonpreferred Stock.

            (f)  Recapitalization,   etc.  If  any  capital   reorganization  or
reclassification of the Common Stock of the Corporation (other than as set forth in subsection 2(b)), or consolidation or merger of the Corporation with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable with respect to such shares of Series A Preferred Stock, such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock which such holders would have held had the shares of Series A Preferred Stock been converted immediately prior to such reorganization, reclassification, consolidation, merger or sale. In any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that such conversion rights (including, without limitation, provisions for adjustment of the Conversion Factor) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Corporation shall not consummate any such reorganization, reclassification, consolidation, merger or sale unless it provides the holders of the Series A Preferred Stock at least twenty (20) days advance notice thereof.

            (g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, reclassification, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Series A Preferred Stock against impairment. Without limiting the foregoing, the Company will not effect any transaction described in subsection 4(f), the result of which is to adversely affect any of the rights of holders of Common Stock relative to the rights of holders of any other Nonpreferred Stock.

            (h) Stock Transfer Taxes. The issuance of stock certificates upon the conversion of the Series A Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issuance. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of such shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax, if any.

            (i)   No Fractional Shares; Certificate as to Adjustments.

                  (i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares which would otherwise be issuable, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as determined by the closing price of such share on the three (3) trading days immediately preceding the date of conversion as reported on the Nasdaq National Market or such other principal securities market on which the shares of Common Stock are traded (or, if the Corporation's Common Stock is not traded or listed on the Nasdaq National Market or any other principal securities market, the average of the closing bid prices in the over-the-counter market on such days or reported by Nasdaq or any comparable system, or if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose).
                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Factor of Series A Preferred Stock pursuant to subsections 4(e) or (f), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and the method upon which it is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Factor at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

            (j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class of any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, free from any preemptive right or other obligation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of the Series A Preferred Stock, then, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorization as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

            (l) Notices. Unless otherwise provided, any notice required or permitted under this Article III shall be given in writing and addressed to the party to be notified at the address or facsimile number indicated for such party in the records of the Corporation maintained for such purpose as may be changed from time to time by written notice of such change, or, in the case of the Corporation, at 1601 Forum Place, Suite 1110, West Palm Beach, Florida 33401, attention Daniel Osborne, Chief Accounting Officer. Such notice shall be deemed effectively given upon (i) personal delivery to the party to be notified, or
(ii) delivery via overnight courier to the party to be notified, or (iii) on the fifth (5th) business day following deposit with the United States Post Office, by registered or certified mail, postage prepaid or (iv) delivery via facsimile and confirmation generated by the sender's facsimile machine.

      5. Voting Rights. The holders of Series A Preferred Stock shall vote as a class on all matters required by applicable law to be submitted to such holders for a vote. Until conversion of shares of Series A Preferred Stock into Common Stock, as provided herein, the holders of Series A Preferred Stock shall not have or exercise any rights as holders of Common Stock solely by virtue of being a holder of Series A Preferred Stock.

      6.    Protective Provisions.

            (a) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of all of the then outstanding shares of Series A Preferred Stock (voting in accordance with Section 5), alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares; and

            (b) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of 66.6% of the then outstanding shares of Series A Preferred Stock (voting in accordance with Section 5), (i) increase the number of authorized shares of Series A Preferred Stock, create or designate any new series of stock (including without limitation, any Preferred Stock) or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends, distribution of assets or conversion rights, or
(ii) amend the Articles of Incorporation or Bylaws of the Corporation or take any action or enter into any other agreements which prohibit or conflict with the Corporation's obligations hereunder with respect to the holders of Series A Preferred Stock.

      7. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and thereupon restored to the status of authorized but unissued Preferred Stock not designated as to class or series and the Corporation shall not thereafter, through its Board of Directors or otherwise, designate any such undesignated shares of Preferred Stock as Series A Preferred Stock or any other series of Preferred Stock having rights and preferences substantially similar to those of Series A Preferred Stock so long as any shares of Series A Preferred Stock are outstanding.

      8.    Redemption.

            (a) Mandatory Redemption. Upon the occurrence of any of the events described in subsections 8(a)(i) through 8(a)(vi) hereof (each a "Mandatory Event"), any holder of shares of Series A Preferred Stock that have not been converted into Common Stock may elect to sell, and the Corporation shall repurchase, any or all of such holder's shares of Series A Preferred Stock as may be designated in the Redemption Notice (as defined in Section 8(c) below), at a price equal to the Liquidation Preference (plus any accrued and unpaid dividends or distributions thereon) for each share of Series A Preferred Stock being redeemed plus the product of the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible multiplied by an amount equal to the difference between (x) the average closing bid price quoted on a share of Common Stock on the Nasdaq National Market for the three
(3) trading days immediately following the date of the Redemption Notice (or if the Corporation's Common Stock is not traded or listed on the Nasdaq National Market or any other principal securities market, the average of the closing bid prices in the over-the-counter market on such days as reported by Nasdaq or any comparable system, or if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose) and (y) the Conversion Factor:

                   (i) on the date that is three years after the Purchase Date and at any time thereafter;

                  (ii) immediately prior to the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation or its shareholders of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is transferred or otherwise disposed of (each a "Control Transaction") or a consolidation or merger of the Corporation with or into any other corporation or corporations (other than a merger that is not part of a Control Transaction and that, pursuant to the provisions of Section 607.1103(7) of the FBCA, does not require approval by the shareholders of the Corporation);

                  (iii) at any time on or after the date on which the Common Stock of the Corporation is no longer quoted on the Nasdaq National Market System or other principal securities market;

                  (iv) at any time on or after the later of (x) 150 days following the date on which the Form 10-K for the fiscal year ended October 31, 1996 is filed by the Corporation with the Securities and Exchange Commission (the "SEC"), and (y) July 14, 1997, if: (A) a registration statement registering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock has not been declared effective by the SEC; or (B) at any time after such effective date if the SEC shall have issued any stop order or other order suspending the effectiveness of such registration statement or the effectiveness of such registration statement has been suspended or has lapsed for any other reason or the registration statement is unavailable for use, and the Corporation shall have failed to reestablish the effectiveness or availability of the registration statement within thirty (30) days after the SEC's order or within thirty (30) days after the date upon which the effectiveness of the registration statement was suspended or lapsed or became unavailable for use for any other reason, as the case may be; or (C) an insufficient number of shares of Common Stock have been registered to allow the conversion of the all of the Series A Preferred Stock, in which case, the Corporation shall only be required to repurchase those shares of Series A Preferred Stock for which no shares of Common Stock have been registered;

                  (v) at any time on or after the date on which the Form 10-K for the fiscal year ended October 31, 1996 is filed by the Corporation with the SEC if the auditors' letter to the Corporation with respect to the financial statements contained in such Form 10-K is qualified in any respect; or

                  (vi) at any time on or after the date on which a holder or holders of Series A Preferred Stock or Warrants has determined that a conversion of such shares or exercise of such Warrants, when taken together with all other past and potential future conversions of Series A Preferred Stock or exercises of Warrants, will result in such holder or holders having acquired that number of shares of Common Stock exceeding 19.99% of the Corporation's outstanding Common Stock as of the Purchase Date; provided however, that in each such case, the mandatory redemption by the Corporation shall only apply to the number of shares of Series A Preferred Stock the conversion of which causes the number of shares of Common Stock to be in excess of such limits.

            (b)   Optional Redemption.

                  (i) At any time after the first anniversary of the Purchase Date and provided that there exists an effective registration statement filed pursuant to the 1933 Act covering the Corporation's Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation may issue a Redemption Notice (as defined below) to redeem all of the outstanding shares of Series A Preferred Stock, which Redemption Notice shall be delivered on the next business day following the date on which the closing bid price of a share of the Corporation's Common Stock on the Nasdaq National Market, or other principal securities market on which its Common Stock is traded (or if the Corporation's Common Stock is not traded or listed on the Nasdaq National Market or any other principal securities market, the closing bid price in the over-the-counter market as reported by Nasdaq or any comparable system, or if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose), for each of the five (5) consecutive trading days immediately prior to the date of receipt by the Investors of such Redemption Notice is at or greater than 150% of the then Fixed Conversion Price as adjusted pursuant to
Section 4(e) hereof. The purchase price per share for such shares of Series A Preferred Stock to be redeemed by the

Corporation under this subsection 8(b)(i) shall be equal to the Liquidation Preference (plus any accrued and unpaid dividends or distributions thereon).

                  Each of the Investors shall have ninety (90) days after its receipt of a Redemption Notice delivered pursuant to this Section 8(b)(i) to deliver a Conversion Notice or Notices to the Corporation with respect to any or all of the shares of Series A Preferred Stock identified by such Redemption Notice. Upon an Investor's delivery of any such Conversion Notice to the Corporation, the provisions of Section 4 hereof shall apply with respect to those shares of Series A Preferred Stock identified in the Conversion Notice. If an Investor does not deliver a Conversion Notice or Notices covering all of the shares of Series A Preferred Stock held by it within ninety (90) days after its receipt of the Redemption Notice, the Corporation shall have the right to redeem the remaining shares of Series A Preferred Stock for a purchase price equal to the Liquidation Preference (plus any accrued and unpaid dividends or distributions thereon) for such shares. The ninety (90) day period set forth in this Section 8(b)(i) shall be extended by the number of days during which a registration statement is not effective or otherwise not available for use by the Investors.

                  (ii) In the event that the closing bid price of a share of the Corporation's Common Stock on the Nasdaq National Market, or other principal securities market on which its Common Stock is traded (or if the Corporation's Common Stock is not traded or listed on the Nasdaq National Market or any other principal securities market, the closing bid price in the over-the-counter market as reported by Nasdaq or any comparable system, or if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose), for five (5) consecutive trading days is at or less than $4.50 and the Corporation receives a Conversion Notice from one or more Investors within three (3) business days thereafter, the Corporation may, within three (3) business days after the Corporation's receipt of such Conversion Notice, elect to redeem the shares of Series A Preferred Stock identified by such Conversion Notice for a purchase price equal to the Liquidation Preference (and any accrued and unpaid dividends or distributions thereon) for each share of Series A Preferred Stock being redeemed plus the product of the number of shares of Common Stock into which the shares of Series A Preferred Stock are then convertible multiplied by an amount equal to the difference between (x) the average closing bid price quoted on a share of Common Stock on the Nasdaq National Market for the three (3) trading days immediately following the date of the Redemption Notice (or if the Corporation's Common Stock is not traded or listed on the Nasdaq National Market or any other principal securities market, the average of the closing bid prices in the over-the-counter market on such days as reported by Nasdaq or any comparable system, or if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose) and (y) the Conversion Factor.

            (c) The party or parties effecting the redemption rights described in this Section 8 shall provide written notice to the Corporation or the holders of shares of Series A Preferred Stock as the case may be (the "Redemption Notice"), which Redemption Notice shall contain the number of shares of Series A Preferred Stock to be redeemed and the purchase price per share, determined in accordance herewith. No later than (i) in the case of a redemption effected pursuant to subsections 8(a) or 8(b)(ii), five (5) days after delivery of the applicable Redemption Notice, or (ii) in the case of a redemption effected pursuant to subsection 8(b)(i), ninety-seven (97) days (which period may be extended as provided in the last sentence of Section 8(b)(i) hereof) after delivery of the applicable Redemption Notice, the holders of Series A Preferred Stock shall deliver their share certificates to the Corporation, endorsed in blank or with separate stock powers, and, upon receipt of such share certificates, the Corporation shall deliver the full purchase price for such shares in immediately available funds to the holders via wire transfer or cashier's check, together with certificates for any shares of Series A Preferred Stock that remain outstanding, if any.

      IN WITNESS WHEREOF, the Corporation has caused the foregoing Articles of Amendment to the Articles of Incorporation to be signed on December 20, 1996.

                                          ABLE TELCOM HOLDING CORP.


                                          By:    /s/William J. Mercurio
                                                -------------------------------
                                                Name: William J. Mercurio
                                                Title:President and Chief
                                                      Executive Officer